SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2006

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SP Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-21061	58-2044990
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

2361 Campus Drive Suite 101 Irvine, CA 92612 (Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (941) 907-2361

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2006, SP Holding Corporation (the “Company”) and Planetwide Games, Inc. (“Planetwide Games”), a privately held innovative provider of branded online video games and proprietary software, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”).

Under the terms of the Merger Agreement, all outstanding shares of Planetwide Games Common Stock, $0.0001 par value (“Planetwide Games Common Stock”), will be exchanged for the shares of the Company’s Common Stock, $0.001 par value (“Company Common Stock”), and the Company will assume all of the stock options, warrants and convertible securities of Planetwide Games. After the consummation of the merger, stockholders of Planetwide Games will own approximately 95% of the Company on a fully diluted basis. The two companies intend to change the name of the Company to Planetwide Games Corporation shortly after the closing. The merger is expected to be tax-free to the stockholders of both companies. Consummation of the merger is subject to certain closing conditions, including Planetwide Games having a minimum of $5 million in cash and cash equivalents at closing. The parties intend to consummate the merger on or before April 15, 2006.

The foregoing description is qualified in its entirety by reference to the full text of the Merger Agreement which is filed herewith as Exhibit 2.1 and incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2. 1	Agreement and Plan of Merger and Reorganization by and among SP Holding Corporation, PWG Acquisition Corporation and Planetwide Games, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SP HOLDING CORPORATION

Date: February 16, 2006	By:	/s/ Mark Schaftlein
Name: Mark Schaftlein
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2. 1	Agreement and Plan of Merger and Reorganization by and among SP Holding Corporation, PWG Acquisition Corporation and Planetwide Games, Inc.